CSW Energy, Inc.
                        Intercompany Service Transactions
                    For the Three Months Ended June 30, 1998
                                   (Unaudited)



          Name                            Type of Service                Amount
--------------------------            -------------------------        ---------

Central and South West Services, Inc. Salaries, overheads, and travel $1,145,501
(Wholly owned subsidiary of           in support of CSW Energy, Inc.
Central and South West Corporation)   projects.


Central and South West Corporation    Net Interest on cash advances   $2,592,046
(Parent)                              provided to CSW Energy, Inc.